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Exhibit 5

STEVE M. CALLAWAY
    Senior Associate Counsel
    Chief Compliance Officer

Writer's Direct Number: (205) 268-3804
Facsimile Number: (205) 268-3597
Toll-Free Number: (800) 627-0220
E-mail: steve.callaway@protective.com

October 21, 2008

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Gentlemen:

        This opinion is submitted with respect to the Form S-1 Registration Statement to be filed by Protective Life Insurance Company (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, group and individual modified guaranteed annuity contracts issued by the Company and marketed under the name "Prosaver Platinum" (the "Contracts"). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

  1.
  The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Tennessee and is duly authorized by the Department of Insurance of the State of Tennessee to issue the Contracts.

  2.
  The Contracts, when issued as contemplated by the Form S-1 registration statement, will constitute legal, validly issued and binding obligations of the Company.

        I hereby consent to the filing of this opinion as an exhibit to the Form S-1 registration statement for the Contracts.

Very truly yours,
/s/ Steve M. Callaway Steve M. Callaway Senior Associate Counsel Chief Compliance Officer

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  Exhibit 5